PRESS RELEASE

Contacts:

Home Diagnostics Ronald L. Rubin Chief Financial Officer (954) 332-2128 Sabrina Rios Corporate Communications Manager (954) 332-2141 srios@hdidiabetes.com	The Ruth Group Nick Laudico (investors) (646) 536-7030 nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

Home Diagnostics Reports First Quarter 2007 Financial Results

First Quarter 2007 Highlights:

•	Total revenue of $28.1 million versus $27.2 million first quarter last year

•	Gross margin increased 70 basis points to 60.1% from 59.4% in prior year

•	Diluted earnings per share increased 44% to $0.13 per share

•	Launched TRUEread™ Blood Glucose Monitor

FORT LAUDERDALE, Fla. – May 10, 2007 – Home Diagnostics, Inc. (Nasdaq: HDIX), a leading manufacturer and marketer of diabetes testing supplies, announced today financial results for the first quarter ended March 31, 2007.

Total revenue for the first quarter was $28.1 million, an increase of 3.5% from $27.2 million in the first quarter of 2006. Retail channel sales increased 21.3% year-over-year reflecting the continued strength of the Company’s co-branding strategy. Mail service channel sales increased 15.5% benefiting from the success of new agreements with mail service organizations in the fourth quarter of 2006. Distribution channel sales were relatively flat due to timing of wholesaler orders. International channel sales were down 14.9% due to the grant of government bids in the first quarter of 2006.

Gross profit for the first quarter of 2007 was $16.9 million, compared to $16.1 million in the first quarter of 2006. As a percentage of sales, gross margin increased to 60.1% from 59.4% in the prior year. The increased gross profit margin was attributed primarily to lower costs driven by test strip manufacturing efficiencies.

Selling, general and administrative expenses were $11.5 million for the first quarter of 2007 compared with $11.0 million in the first quarter of 2006. The year-over-year increase reflects the addition of personnel to support the Company’s growth and public company expenses including Sarbanes-Oxley related professional fees.

Research and development expenses were $2.0 million for the first quarter of 2007, compared with $1.8 million in the first quarter of 2006. The year-over-year increase reflects the investments in the Company’s new product development program including increased personnel and manufacturing process enhancements.

Operating income for the first quarter of 2007 was $3.3 million, comparable to operating income for the first quarter of 2006 of $3.3 million. Operating margin for the first quarter of 2007 was 11.9%, compared to an operating margin of 12.3% for the first quarter 2006.

Other income (expense) for the first quarter of 2007 was $0.5 million driven by interest income as compared to ($0.8) million of expense in the prior year primarily related to a non-cash charge for a warrant put option.

For the three-month period ended March 31, 2007, the Company reported net income of $2.5 million and diluted earnings per share of $0.13 based on weighted average shares outstanding of 19.7 million. Net income for the three-month period ended March 31, 2006 was $1.4 million or $0.09 per diluted share based on 15.7 million weighted average shares outstanding.

J. Richard Damron, Jr., President and Chief Executive Officer of Home Diagnostics said, “Our first quarter results were driven by the strength of our retail partnerships and the continued progress we have made in our mail service channel. We have also made progress on our initiatives to further penetrate the managed care marketplace, with our inclusion in three new formularies during the quarter. Our first quarter results were in line with internal expectations and we remain confident in our revenue and earnings guidance for the full year 2007.”

Guidance
For the full year 2007, the Company is reaffirming its previously stated annual guidance of revenue to be in the range of $126 million to $130 million and earnings per diluted share to be in the range of $0.62 to $0.67. The Company expects that the majority of its revenue and earnings growth will be achieved in the second half of 2007, driven by recent initiatives in both the mail service and international channels and the launch of the Company’s TRUEread product. In addition, the second quarter of 2007 will face a year-over-year comparison with the second quarter of 2006 that included initial sales to new retail customers and an inventory build by a large retail customer following an acquisition. The guidance includes FAS 123R expense but does not include potential mark-to-market adjustments required for variable stock based compensation.

Conference Call
Management will hold a conference call on Thursday, May 10, 2007 at 9:30 a.m. EST to discuss the first quarter results. The dial-in numbers are 1-877-407-0784 for domestic callers and 1-201-689-8560 for international callers. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.homediagnostics.com. After the live Web cast, the call will remain available on Home Diagnostics’ Web site, www.homediagnostics.com, through June 8, 2007. In addition, a telephonic replay of the call will be available until May 17, 2007. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 239083.

About Home Diagnostics, Inc.
Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. (Nasdaq: HDIX) is a leading developer, manufacturer and marketer of diabetes management solutions. Home Diagnostics, Inc. offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes TrueTrack Smart System®, Sidekick®, TRUEread™, TrackEASE Smart System®, and Prestige Smart System® blood glucose monitoring systems. For more information please visit www.homediagnostics.com.

Forward-Looking Statements
The above statements include forward-looking statements and are subject to risks and uncertainties. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. The statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control.

Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this release are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” sections contained in its filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf.

[HDIX-F]

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HOME DIAGNOSTICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended
	March 31, 2007
	2006	2007
Net Sales	$27,152,729	$28,100,050
Cost of Sales	11,025,351	11,204,337

Gross Profit	16,127,378	16,895,713

Operating Expenses:
Selling, general and administrative (including stock-based compensation expense of $572,384 and $300,944 for the three months ended March 31, 2006 and 2007, respectively)	10,975,153	11,541,073
Research and development	1,820,763	2,012,170

Total operating expenses	12,795,916	13,553,243

Income from operations	3,331,462	3,342,470

Other (expense) income:
Increase in fair value of warrant put option	(691,011)	—
Interest expense, net	(87,313)	345,006
Other, net	(59,570)	120,698

Total other (expense) income	(837,894)	465,704

Income before provision for incomes taxes	2,493,568	3,808,174
Provision for income taxes	1,098,915	1,332,861

Net income	$1,394,653	$2,475,313

Earnings per common share:
Basic	$0.10	$0.14

Diluted	$0.09	$0.13

Weighted average shares used in computing earnings per common share:
Basic	13,709,367	17,725,786

Diluted	15,723,903	19,737,266

Home Diagnostics, Inc.
Supplemental Information
(Unaudited)

.

Selected Balance Sheet	December 31,	March 31,
Data:	2006	2007
Cash and cash equivalents	$26,487,163	$29,527,784
Working capital	42,400,903	43,591,630
Total assets	117,676,015	121,516,066
Total debt	—	—
Total stockholders’ equity	97,112,623	99,686,532

	Three Months Ended
	March 31,
	2006	2007
Cash Flow Data:
Cash (Used in) Provided by Operating Activities	$(2,469,857)	$5,322,759
Cash Used in Investing Activities	(2,920,484)	(2,048,790)
Cash Provided by (Used in) Financing Activities	2,178,512	(2,553)

Revenue by Channel:

	Three Months Ended
	March 31,
	2006		2007
Retail	$5,389,445	19.8%	$6,534,846	23.3%
Distribution	15,070,515	55.5%	14,882,942	53.0%
Mail Service	3,245,108	12.0%	3,748,134	13.3%
Internationa l	3,447,661	12.7%	2,934,128	10.4%

	$27,152,729	100.0%	$28,100,050	100.0%